UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2008

AMPEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20292	13-3667696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1228 Douglas Avenue

Redwood City, California 94063-3117

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:

(650) 367-2011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2008, Ampex Corporation (“Ampex” or the “Company”) announced that Robert L. Atchison has retired as Vice President of the Company and as President and a director of Ampex Data Systems Corporation (“Data Systems”), a wholly owned subsidiary of the Company. Mr. Atchison’s retirement took effect on March 7, 2008, and the Company expects that he will continue to consult with the Company for a three-month period thereafter. Lawrence (Larry) Chiarella has been hired to replace Mr. Atchison, effective as of March 5, 2008. Mr. Chiarella will serve as the President of Data Systems.

Mr. Chiarella, age 63, previously served as Senior Vice President and General Manager of Fujifilm Recording Media Manufacturing, U.S.A., Inc., a subsidiary of Fujifilm that manufactures state-of-the-art, high capacity data storage tape cartridges, where he oversaw manufacturing and sales operations. From 1982 to 1996, Mr. Chiarella held senior management positions with Philips Technologies, a manufacturer of precision electro-mechanical components, including Vice President and General Manager of its Mechatronics Division and President of its Airpax Singapore subsidiary.

The Company has entered into an agreement with Mr. Chiarella pursuant to which he will receive annual base salary compensation at the rate of $240,000, subject to annual review, and will be eligible for incentive compensation in the form of a cash bonus, based upon the attainment of specific financial objectives. Payment of his bonus for 2008 performance is targeted at approximately $190,000, half of which is guaranteed. Mr. Chiarella will be entitled to certain relocation benefits and to salary continuation benefits in the event that the Company terminates his employment other than for cause. He will also be eligible to participate in certain employee health and benefit plans, and will be indemnified by the Company on the same terms as apply to the Company’s other officers.

A copy of Ampex’s press release dated March 7, 2008 announcing the foregoing events is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Ampex Corporation dated March 7, 2008.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Date: March 7, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Press Release of Ampex Corporation dated March 7, 2008.

*	Filed herewith.